Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (including any amendments hereto as are in effect from time to time, this “Agreement”) is made as of the 28th day of September, 2006 by and between Thomas C. Canfield (“Executive”) and DHB Industries, Inc., a Delaware corporation (alone or together with all divisions, subsidiaries and groups, the “Company”).

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Agreement to Employ. The company hereby agrees to employ the Executive, and Executive hereby agrees to be employed by the Company, pursuant to the terms and conditions set forth in this Agreement. Executive represents and agrees that (i) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in a breach by him of any agreement to which he is a party or by which he may be bound, (ii) he has not violated, and in connection with his employment by the Company will not violate, any non-solicitation or similar covenant to which he is or may be bound, and (iii) in connection with his employment by the Company, he will not use any confidential or proprietary information he may have obtained in connection with his employment by any previous employer.

2. Term. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the 28th day of September, 2006 (the “Effective Date”) and terminating on the third anniversary of the Effective Date, unless earlier terminated as provided in Section 7, provided that such initial term shall be extended automatically for successive one-year periods unless the company shall have provided notice to the Executive not less than 30 days prior to the expiration of the initial term or any such extension term of its intention not to extend the Employment Period, as defined below. The period during which the Executive is employed pursuant to this Agreement shall be referred to herein as the “Employment Period.”

3. Employment Duties.

2.1 Title and Duties. During the Employment Period, Executive shall be employed in the business of the Company. Executive shall serve as General Counsel and Secretary of DHB Industries, Inc. Executive shall devote substantially all of his working time and efforts to the performance of his duties under this Agreement, provided that Executive may also (i) serve on corporate or civic boards or committees, (ii) deliver lectures or presentations to professional and similar organizations and/or participate in continuing education activities, and (iii) manage his or his family’s personal investments, in each case so long as such activities do not substantially interfere with the performance of Executive’s responsibilities under this Agreement and do not conflict with any company rule or policy or present a conflict of interest with the Company. Executive’s duties and responsibilities shall include those customarily assigned to the General Counsel and Secretary of a public company and such other duties and responsibilities consistent with Executive’s title(s) as the Board of Directors or the Chief Executive Officer shall specify from time to time, including without limitation, taking overall responsibility for all legal matters affecting the Company and its subsidiaries, supporting the Board of Directors and committees thereof, supervising internal and external counsel of the Company and its subsidiaries, and reviewing all public filings and releases of the Company.

2.2 Location/Travel. In performing his duties hereunder, Executive shall be available for reasonable travel, as the needs of the business of the Company may require. It is expected that Executive shall be based and shall perform his duties primarily at the Company’s Pompano Beach, Florida facility.

2.3 Reporting. In carrying out his duties hereunder, Executive shall report to the Chief Executive Officer and to the Board of Directors.

3. Compensation/Benefits. In consideration of Executive’s services hereunder, the Company shall provide Executive the following:

3.1 Base Salary. During the Employment Period, the Executive shall receive an annual rate of base salary not less than $350,000, which the Company shall pay at semi-monthly intervals, or otherwise at such intervals (not less frequently than monthly) as are used generally for the Company’s senior executives. The base salary shall be reviewed annually by the Company (through its Board or any Compensation Committee thereof) not later than June 30 of each calendar year and may be increased (but not decreased) by such amount as the Company in its sole discretion shall determine.

3.2 Bonuses. Commencing at the close of each fiscal year of the Company during the Employment Period, the Company shall review the performance of the Company and of Executive during the prior fiscal year, and the Company may provide Executive with additional compensation as a bonus if the Board of Directors, or any Compensation Committee thereof, in its sole discretion, determines. Executive shall receive from the Company a signing payment (including amounts for previous work performed) of $45,137 as promptly as practicable following the Effective Date.

3.3 Equity-Based Compensation. Effective on the Effective Date, to induce Executive to enter into this Agreement, Executive will be granted by the Company warrants to purchase 400,000 shares of common stock of the Company, pursuant to a separate award agreement substantially in the form of Exhibit A (“Award Agreement”). Such warrants will have a term of 10 years from the Effective Date. On the Effective Date 10% of such warrants shall be vested and exercisable, 30% of such warrants shall vest and become exercisable on each of the first, second and third anniversaries following the Effective Date. The warrants shall have an exercise price equal to the closing price per share of the company’s common stock on the Effective Date, as set forth in the Award Agreement. The warrants will be subject to such other terms and restrictions as are set forth in the Award Agreement, and in the event of any conflict between the terms hereof and the Award Agreement, the terms of the Award Agreement shall take precedence. The Company will reserve for issuance the number of shares of common stock underlying the warrants and, as promptly as practicable once it is in compliance with applicable reporting and other requirements, shall use its best efforts to file a registration statement with respect to such shares and to cause such registration statement to remain effective until the end of the term of such warrants.

3.4 Vacation. Executive shall be entitled to three (3) weeks of paid vacation for the first calendar year of this agreement and four (4) weeks during subsequent calendar years, provided that not more than 10 days accrued and unused vacation may be carried over into any subsequent year.

3.5 Expenses. Executive shall be entitled to reimbursement of reasonable business expenses incurred in carrying out his duties for the Company, provided that such expenses are evidenced by appropriate documentation and submitted in accordance with Company policies and procedures. For so long as Executive is required to work for the Company primarily at a location other than the vicinity of his home address, Executive shall also be entitled to receive from the Company a stipend for temporary housing and for the use of an automobile, in the amount of $2,500 per month.

3.6 Other Benefits. The Company shall provide to Executive such other benefits, including the right to participate in medical, savings, deferred compensation and other benefit plans and arrangements as are made generally available to other senior executives of the Company from time to time.

4. Indemnification.

4.1 Indemnity. To the fullest extent permitted by law, the Company shall indemnify Executive with respect to any actions commenced against Executive in his capacity as an officer, director, executive, agent or fiduciary or former officer, director, executive, agent or fiduciary of the Company, or any affiliate thereof, for which Executive may render service in such capacity, whether by or on behalf of the Company, its shareholders or third parties, and the Company shall advance to Executive on a timely basis an amount equal to the reasonable fees and expenses incurred in defending such actions, after receipt of an itemized request for such advance, and an undertaking from Executive to repay the amount of such advance, with interest at a reasonable rate from the date of the request, as determined by the Company, if it shall ultimately be determined that Executive is not entitled (as a matter of law or by judicial determination) to be indemnified against such expenses. This indemnity shall survive any termination of employment under this Agreement and is in addition to and not in limitation of any other right to indemnification or exoneration to which Executive is entitled at law, or under the governing organizational documents and/or policies of the Company. The Company agrees to use its best efforts to secure and maintain officers’ and directors’ liability insurance, including coverage for Executive.

5. Covenants and Confidential Information.

5.1 Restrictive Covenants. Executive acknowledges the Company’s reliance on and expectation of Executive’s continued commitment to performance of his duties and responsibilities during the Employment Period. In light of such reliance and expectation on the part of the Company, during the applicable period hereafter specified in Section 5.3, Executive shall not, directly or indirectly, do or suffer either of the following:

(a)(1) own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as an Executive, agent, representative, consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, manufacturing, selling or distributing body armor or body armor related products, and other products manufactured, sold or distributed by the Company from time to time, within the United States in direct or indirect competition with the Company or any of its affiliates;

(2) solicit any business or contracts from any customers of the Company or its affiliates, any past customers of the Company or its affiliates, or any prospective customers of the Company or its affiliates (i.e., potential customers from which the Company or its affiliates has solicited business at any time during the twelve (12) month period preceding the expiration or termination of the Employment Period), except as necessitated by Executive’s position with the Company and then only in furtherance of the business interests of the Company or its affiliates;

(3) induce or attempt to induce any such customer to alter its business relationship with the Company or its affiliates except as necessitated by Executive’s position with the Company and then only in furtherance of the business interests of the Company or its affiliates;

(4) solicit or induce or attempt to solicit or induce any executive or employee of the Company or its affiliates to leave the employ of the Company or any of its affiliates for any reason whatsoever or hire any person who was an executive or employee of the Company or its affiliates within the twelve (12) month period prior to such hiring; or

(5) directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company or any of its affiliates, or any products or services offered by any of them, nor shall Executive engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of any of the Company or any if its affiliates, the reputation of any products or services of the Company or any of its affiliates or the marketing of such products or services.

(b) disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, other than in accordance with Executive’s duties hereunder (and in a manner not in violation or conflict with applicable laws and regulations), any confidential or proprietary information relating to the Company’s or any of its affiliates’ businesses, prospects, finances, operations, pricing, products, research and development or properties or other trade secrets of the Company or any of its affiliates, it being acknowledged and agreed by Executive that all such information regarding the business of the Company or any of its affiliates compiled or obtained by, or furnished to, Executive while Executive shall have been employed by or associated with the Company is confidential and/or proprietary information and the Company’s exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information: (A) is clearly obtainable in the public domain; (B) becomes obtainable in the public domain, other than by reason of the breach by Executive of the terms hereof or breach by another person barred by a duty of confidentiality to the Company; or (C) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

5.2 Litigation; Cooperation. If this Agreement is terminated by the Company other than for Cause or by the Executive for Good Reason (as defined herein), the Executive agrees that, for up to 12 months following the date of termination, he will provide to the Company and its affiliates truthful and complete cooperation including, but not limited to, the Executive’s appearance at interviews and depositions at reasonable times in all regulatory or litigation matters and proceedings relating to the Company and its affiliates, and to provide to the Company’s legal counsel, upon request, all documents and materials in his possession or under his control relating to such matters and proceedings, all at no additional compensation to the Executive, provided that the company shall reimburse promptly the Executive for all reasonable expenses, including attorney’s fees and other expenses, as well as pay to the Executive any amount of salary forfeited and including with respect to vacation time consumed by him during any time spent by Executive in connection with the foregoing.

5.3 Applicable Periods. The applicable periods shall be:

(a) so long as Executive is an Executive of the Company; and

(b) for a period of twelve (12) months after termination of employment or the expiration of the Employment Period.

5.4 Injunctive Relief. Executive agrees and understands that the remedy at law for any breach by his of this Section 5 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 5 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 5 which may be pursued or availed of by the Company.

5.5 Acknowledgment by Executive. Executive has carefully considered the nature and extent of the restrictions upon his and the rights and remedies conferred upon the Company under this Section 5, and hereby acknowledges and agrees that the same are reasonable in time and territory, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment of Executive.

6. Proprietary Rights.

6.1 Copyrights. At all times during the Employment Period, all right, title and interest in all copyrightable material which Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. At all times during the Employment Period, Executive agrees to execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries, and the Company agrees to pay expenses associated with such copyright registration. Works of authorship created by Executive for the Company in performing his responsibilities under this Agreement shall be considered “works made for hire” as defined in the U.S. Copyright Act. In addition, Executive hereby assignees to the Company all proprietary rights, including but not limited to, all patents, copyrights, trade secrets and trademarks Executive might otherwise have, by operation of law or otherwise, in all inventions, discoveries, works, ideas, information, knowledge and data related to Executive’s access to confidential information of the Company during the Employment Period.

6.2 Know-How and Trade Secret. All know-how and trade secret information conceived or originated by Executive which arises out of the performance of his obligations or responsibilities under this Agreement during the Employment Period or otherwise shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

6.3 Joint Ventures, etc. If, during the Employment Period, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as formally approved by the Board of Directors of the Parent, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the compensation to be paid to Executive as provided in this Agreement.

6.4 Return of Materials. Upon termination of the Employment Period, Executive shall deliver promptly to the Company all records, manuals, books, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations, customer and prospective customer lists, and copies of all of the foregoing, which are the property of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

7. Termination.

7.1 Death or Disability. This Agreement shall terminate automatically upon the Executive’s death or upon a determination by the Board of Directors to terminate the Executive’s employment as a result of his disability during the Employment Period. For purposes of this Agreement, “disability” shall mean a physical or mental disability that prevents or can be reasonably expected to prevent the performance by the Executive of his duties hereunder for a continuous period of 90 days or longer in any 12-month period. Determination of disability shall be supported by the report of an independent physician reasonably acceptable to the Company and Executive (or his representative), taking into account competent medical evidence, and otherwise shall be in accordance with the Americans with Disabilities Act and other applicable laws.

7.2 Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s (i) engaging in fraudulent or dishonest conduct (as determined by a finding, order, judgment or decree in any court or administrative agency of competent jurisdiction, in any action or proceeding whether civil, criminal, administrative or investigative) that the Board reasonably determines has or would have a material adverse impact on Company, its affiliates or their respective businesses; (ii) conviction of, or entering a plea of nolo contendere to, a felony criminal offense or comparable level of crime in any jurisdiction that uses a different nomenclature; (iii) willful refusal to perform his material employment-related duties or responsibilities or intentionally engaging in any activity that is in material conflict with or is materially adverse to the business interests of the Company, its affiliates or their respective businesses; (iv) gross negligence in the performance of his material employment-related duties or responsibilities; or (v) breach of any material provision of this Agreement (in the case of (iii), (iv) and (v) above, that is not cured by the Executive within 30 days following receipt by the Executive of notice from the Company setting forth in reasonable detail the circumstances giving rise to such Cause). A termination for Cause shall include a determination by the Board no later than 45 days following the termination of the Employment Period that circumstances existed during the Employment Period that would have justified a termination for Cause. A termination of the Executive by the Company shall not be a termination for Cause for purposes of this Agreement unless the determination to so terminate the Executive’s employment is made by a resolution of the Board (excluding the Executive) following a meeting convened upon not less than 10 days notice to the Executive and at which the Executive and his legal counsel, if any, shall have had a reasonable opportunity to be heard by the Board.

7.3 Termination by the Executive. The Executive may terminate his employment with or without Good Reason. For purposes of this Agreement “Good Reason” means, without Executive’s written consent: (i) a material diminution of Executive’s duties and responsibilities, or the assignment of responsibilities that are materially inconsistent with his position and responsibilities hereunder; (ii) a reduction of the Executive’s base salary, annual bonus or long-term compensation opportunity (it being understood that a reduction of the dollar amount of the Executive’s annual bonus from year to year solely as a result of achievement or failure to achieve target performance objectives shall not constitute a reduction in Executive’s bonus opportunity) or of the benefits made available to Executive as described herein; (iii) requiring Executive’s primary place of business to be located other than in south Florida (Broward, Dade or Palm Beach counties) or in the vicinity of Executive’s home residence address; (iv) a material breach by the Company of any other provision of this Agreement, in each case that is not cured by the Company within 30 days after its receipt from the Executive of written notice setting forth in reasonable detail the circumstances giving rise to such Good Reason.

7.4 Termination Procedures. Any termination of the Executive’s employment by the Company or by the Executive shall be communicated to the other party by a notice of termination given in accordance with this Agreement. For purposes of this Agreement, a “notice of termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination under such provision; (iii) subject to this paragraph, specifies the date of termination (as defined below). For purposes of this Agreement, “date of termination” means (a) if the Executive’s employment is terminated other than for Cause or by reason of death or disability, 90 days following the receipt of the notice of termination, and (b) if the Executive’s employment is terminated for Cause or by reason of death or disability, the date of death or the date of the Board’s determination of Cause or of Executive’s disability, in accordance with this Agreement, provided that the Company may elect to pay the Executive (at the rate of his base salary then in effect) in lieu of part or all of such notice period preceding the date of termination.

7.5 Effect of Termination. Effective as of any date of termination or, if earlier, as of any date specified by the Company at or following the delivery of a notice of termination, the Executive shall resign, in writing, from all Board memberships and all other positions held by him with the Company and its affiliates.

7.6 Obligations of the Company upon Termination. (a) General. If, during the Employment Period, the Executive’s employment terminates for any reason, the Executive (or his estate, beneficiary or legal representative) shall be entitled to receive (i) any earned or accrued but unpaid base salary through the date of termination (including with respect to accrued and unused vacation time), and (ii) all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company (other than relating to severance) in which Executive was a participant during his employment with the Company in accordance with the terms thereof (including, without limitation, amounts deferred under deferred compensation and similar plans, if any).

(b) Other than for Cause, Death or Disability; Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment, other than for Cause, death or disability, or if the Executive terminates his employment for Good Reason, the Company shall, subject to Executive’s continued full performance of his obligations set forth in Section 5 hereof, in addition to the amounts payable under paragraph (a) above, pay to the Executive (or his estate, beneficiary or legal representative) in twelve equal monthly installments commencing on the first day of the month following the date of termination, an amount equal to the Executive’s annual base salary then in effect. In addition, the Executive and the Executive’s eligible spouse, dependents and beneficiaries will continue to be eligible to participate in the company’s health, medical, disability, life and other insurance plans (subject to Executive’s making required contributions to such plans) for a period of twelve months following the date of termination (or the Company will provide equivalent benefits for such period), provided that all such continuing benefits shall cease upon the date on which Executive becomes eligible to receive comparable benefits from a subsequent employer.

8. Notice. Any notice required or permitted hereunder shall be in writing and shall be deemed sufficient when given by hand or by nationally recognized overnight courier or by express, registered or certified mail, postage prepaid, return receipt requested, and addressed, (i) if to the Company, to DHB Industries, Inc., 2102 S.W. 2nd Street, Pompano Beach, FL 33069 Attn: Chief Executive Officer, with a copy delivered to the same address, Attn: General Counsel, and (ii) if to Executive, to him at the address set forth in the initial paragraph hereof (or to such other addresses as may be provided by either party by notice). Notice shall be effective two (2) days after it is delivered by any overnight courier, upon receipt if delivered by mail, or immediately if delivered by hand.

9. Miscellaneous. This Agreement constitutes the entire agreement between the parties concerning the subjects hereof and supersedes any and all prior agreements, term sheets or understandings. This Agreement may not be assigned by Executive, and may not be assigned by the Company except in connection with a sale of substantially all of the assets or stock of the Company and shall be binding upon, and inure to the benefit of, the Company’s successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

10. Amendment. This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

11. Severability. The provisions of this Agreement are severable. The invalidity of any provision shall not affect the validity of any other provision, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Resolution of Disputes; Enforcement. Any controversy or claim seeking equitable relief pursuant to this Agreement, all controversies and claims arising under or in connection with this Agreement or relating to the interpretation, breach or enforcement hereof and all other disputes between the parties in connection with the employment of the Executive shall be referred for arbitration to be held in Miami, Florida (or such other location as the Company and Executive shall agree) to a neutral arbitrator selected by Executive and the Company, and this shall be the sole and exclusive manner in which to resolve such controversy or claim hereunder (other than for injunctive relief that may be required by either party) The arbitration shall be conducted in accordance with the Employment Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) in effect at the time of the arbitration. If the parties are not able to agree upon a neutral arbitrator, then an arbitrator shall be selected in accordance with the rules and procedures of the AAA. Each party hereto shall bear its own costs and expenses in connection with any proceeding hereunder, provided that the arbitrator shall be entitled to award to the prevailing party reimbursement of its reasonable legal costs and expenses (including with respect to the arbitrator and the AAA).

13. Survivorship. The provisions of Sections 4, 5 and 6 of this Agreement shall survive Executive’s termination of employment. Other provisions of this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of each party’s respective rights and obligations.

14. Withholding. All amounts required to be paid by the Company shall be subject to reduction in order to comply with applicable federal, state and local tax withholding requirements.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

16. Definition of Terms. The term “affiliate,” when used in this Agreement with respect to any person, means any other person that, directly or indirectly, controls, is controlled by or is under common control with the first person. The term “person,” when used in this Agreement, means any natural person or entity with legal status.

17. Governing Law. This Agreement shall be construed and regulated in all respects under the internal laws of the State of Florida, without regard to principles of conflict of laws of such state.

18. Captions. All captions are provided for convenience, do not form a part of this Agreement, and are not admissible for purposes of construction.

IN WITNESS WHEREOF, this Agreement is entered into as of the date first written above.

DHB INDUSTRIES INC.

By:
Larry Ellis
President/CEO

Thomas C. Canfield